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Exhibit 23(b)




              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Torchmark Corporation:

We consent to incorporation by reference in the Registration Statement No. 2-76912 on Form S-8 for the United Investors Management Company Savings and Investment plan of our report dated February 1, 1995, relating to the consolidated balance sheet or Torchmark Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 Annual Report on Form 10-K of Torchmark Corporation Our report refers to changes in accounting principles to adopt the provisions of Statement of Financial Accounting Standards (SFAS) No. 106 Employers' Accounting for Postretirement Benefits Other Than Pensions, SFAS No. 109 Accounting for Income Taxes and SFAS No. 115 Accounting for Certain Investments in Debt and Equity Securities.

/s/ KPMG Peat Marwick LLP

Birmingham, Alabama
March 24, 1995